Exhibit 23.6

I.C. Christensens Allé 1, DK-6950 Ringkøbing • DENMARK Phone: +45 97 32 52 99 or +45 97 32 52 96 Telefax: +45 97 32 55 93 • ApS reg.nr. 181.836 E-mail: btm@btm.dk, pk@btm.dk • website: www.btm.dk

September 14th ,2010

To:	Mr. Chuanwei Zhang

China Ming Yang Wind Power Group Limited

Jianye Road, Mingyang Industry Park

National Hi-Tech Industrial Development Zone

Zhongshan, Guangdong Province 528437

People’s Republic of China

Dear Mr. Zhang,

We hereby consent to the references to our name and the quotations by China Ming Yang Wind Power Group Limited in its Registration Statement (as may be amended or supplemented) on Form F-1 submitted, to be submitted or to be filed with the U.S. Securities and Exchange Commission (the “Registration Statement”), including the inside cover artwork, of research data and information prepared by us, and in roadshow and other promotional materials in connection with the proposed offering. We also hereby consent to the filing of this letter as an exhibit to the Registration Statement.

BTM Consult ApS

Name:	Per Krogsgaard
Title:	Director